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                                                                   EXHIBIT 99.01


PRESS RELEASE


                                                           {COMSHARE LETTERHEAD]




               COMSHARE ADDS NEW MEMBER TO ITS BOARD OF DIRECTORS

ANN ARBOR, Mich., August 19, 2002 -- Comshare, Incorporated (Nasdaq: CSRE), a leading provider of corporate performance management (CPM) software, today announced that Anthony Stafford will join the Company's board of directors immediately, and will be one of the board nominees to stand for election at the Company's 2002 annual meeting.

Mr. Stafford is Chief Executive Officer of Codec Systems Limited (Codec). Codec represents Comshare as a distributor in Ireland, Germany, Poland, Spain and Portugal. Codec is Comshare's largest shareholder, currently owning approximately 14% of its common stock.

Dennis G. Ganster, Comshare Chairman, President and Chief Executive Officer, said: "The Company has been looking to expand the board of directors this year. We are pleased to add Mr. Stafford's international experience and expertise to the strong experience and expertise of our current board members."

In connection with the addition of Mr. Stafford to the Board of Directors, Codec and Comshare entered into a standstill agreement, which provides for certain limitations on Codec's conduct with respect to Comshare and the Comshare common stock owned by Codec. One additional independent director to be nominated by Codec will be added to the Company's Board of Directors pursuant to the terms of the standstill agreement.

ABOUT COMSHARE

         Comshare, Incorporated is a leading provider of e-business software applications for corporate performance management (CPM), which integrates planning, budgeting, forecasting, financial consolidation, and management reporting and analysis. Comshare's applications help companies implement, execute and track progress against their strategies, plans, budgets and performance metrics. In business since 1966, Comshare is one of the top independent software companies, with customers around the world, many of which are Fortune 500 and Financial Times Top 1000 companies. Comshare is a Microsoft Gold Certified Partner for Business Intelligence, Microsoft Data Warehousing Alliance Platinum Partner, an IBM Business Partner and an Oracle


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Business Alliance Partner. For more information on Comshare, call
1-800-922-7979, send email to info@comshare.com or visit Comshare's website at www.comshare.com.

SAFE HARBOR STATEMENT

         Certain information in this press release contains "forward looking statements" within the meaning of the Securities Exchange Act of 1934, as amended, including those concerning the company's future results and strategy and the timing of new product releases. Actual results could differ materially from those in the forward looking statements due to a number of uncertainties, including, but not limited to, the demand for the company's products and services; the size, timing and recognition of revenue from significant orders; the impact that cost reductions may have on the company's revenue and operating results; increased competition and pricing pressures from competitors; the company's success in and expense associated with developing, introducing and shipping new products; new product introductions and announcements by the company's competitors; the level of interest and success of the company's distributors in marketing and selling the company's products; changes in company strategy; product life cycles; the cost and continued availability of third party software and technology incorporated into the company's products, including the impact of the expiration of Essbase in December 2002; the impact of rapid technological advances, evolving industry standards and changes in customer requirements, including the impact on the company's revenue of Microsoft's OLAP database; the overall competition for key employees; cancellations of maintenance and support agreements; software defects; changes in operating expenses; fluctuations in foreign exchange rates; economic conditions generally or in specific industry segments. The level of annual expense reductions resulting from cost reduction actions may vary due to a number of factors, including unanticipated increases in costs resulting from such actions or otherwise. In addition, a significant portion of the company's revenue in any quarter is typically derived from non-recurring license fees, a substantial portion of which is booked in the last month of a quarter. Since the purchase of the company's products is relatively discretionary and generally involves a significant commitment of capital, in the event of any downturn in any potential customer's business or the economy in general, purchases of the company's products may be deferred or canceled. Further, the company's expense levels are based, in part, on its expectations as to future revenue and a significant portion of the company's expenses do not vary with revenue. As a result, if revenue is below expectations, results of operations are likely to be materially, adversely affected.

         Comshare(R) is a registered trademark and Comshare MPC(TM), Comshare FDC(TM) and Comshare Decision(TM) are trademarks of Comshare, Incorporated. All other trademarks are the property of their respective holders.

COMPANY CONTACT:                            FINANCIAL COMMUNICATIONS CONTACT:
Comshare, Incorporated                      Lippert/Heilshorn & Associates, Inc.
Brian Jarzynski, Chief Financial Officer    David Barnard, Vice President
734-769-6174                                415-433-3777



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